Exhibit 99.1
( BW)(IL-BALLY-TOTAL-FITNESS)(BFT) Bally Total Fitness Announces Financial Results for First Nine Months 2005, Year-End 2004; Completes Restatement of 2000 Through 2003 Results
     Business Editors
     CHICAGO—(BUSINESS WIRE)—Nov. 30, 2005—Bally Total Fitness Corporation (NYSE:BFT):
     Strategic Transformation Initiatives, Cost Containment Programs Drive Growth in Revenue, Operating Income
-- Company Posts Nine-Month $1.8 Million Net Profit Vs. 2004 and 2003 Losses

-- Nine Month 2005 Operating Income Before Impairment Charges Up $25.3 Million, 70 Percent, From 2004

-- 2004 Operating Income Before Impairment Charges Up $18.2 Million, 52 Percent, From Restated 2003

-- 2004 Net Loss of $30.3 million Vs. 2003 Restated Net Loss of $106.0 million

-- 2005 New Member Joins Up 4.4 Percent; Total Members Down 1 Percent

-- 2004 Record New Member Joins Up 21 Percent Over Prior Year
     Bally Total Fitness Corporation (NYSE:BFT) the leading operator and provider of health and fitness clubs, products and services, today announced financial results for the nine months ended September 30, 2005 and the year-ended December 31, 2004. The Company also completed restatements for years 2000 through 2003. With today’s filings, Bally is current with its federal securities filing and bond indenture requirements.
     Paul Toback, Chairman and Chief Executive officer, said, “Our financial results for the past 21 months reflect our monumental undertaking in literally transforming our entire company, including putting a new management team in place, revamping our financial organization, changing our accounting, implementing strategic initiatives and creating and introducing a new business model that we believe should continue to improve the financial performance and returns of Bally Total Fitness.
     “We’re also gratified to have completed the arduous and demanding task of restating our financial results. I specifically want to thank our employees, whose focus, energy and time were taxed with this burden, yet they never took their focus off our primary goal of ensuring the continued improvement of operations in order to enhance shareholder value.”
     Mr. Toback added, “We’re pleased that results for the first nine months of 2005 and the year-end 2004 show revenue and operating income improvement. These results reflect the initial impact of our growth initiatives — including new membership sales strategies such as our Build Your Own Membership Plan and our Family-add-on program, further emphasis on add-on services such as personal training, and a renewed focus on customer service to improve member retention — as well as stricter expense management.”

     Nine-Month 2005 Financial Results
     For the first nine months of 2005, net revenues were up 2.3 percent to $807.5 million, compared with $789.3 million for the same period in 2004. The increase was driven by a 2 percent increase in average monthly revenue recognized per member to $19.70 in the 2005 period. A 4 percent increase in personal training revenue also contributed to the improvement in revenues.
     For the 2005 nine-month period, operating income grew 70 percent to $61.7 million compared with the 2004 period operating income of $36.4 million, reflecting the Company’s continued focus on revenue growth and expense management. For same period, operating expenses as a percentage of revenues were down 3 percent, primarily at the club level, compared with 2004. The operating income growth occurred despite an increase in general and administrative expenses of $9.9 million that included a $6 million charge related to the accelerated vesting of 1.6 million shares of restricted stock resulting from a change of control under the Company’s 1996 Long-Term Incentive and Inducement Plans. Because the Company has been in a quiet period resulting from not filing financial statements since May 2004, it is now possible that some members of management may decide to sell certain holdings of Company stock in connection with personal tax planning or diversification determinations.
     The Company reported net income of $1.8 million, or $0.05 per share, for the nine months ended September 30, 2005 versus net losses of $13.3 million and $19.6 million, or a loss of $0.40 and $0.60 per share, for 2004 and 2003, respectively.
     For the nine months ended September 30, 2005, new joining members were up 4.4 percent compared to the prior year period. The total number of members at September 30, 2005 was 3.676 million, down less than 1 percent from the prior year, reflecting a growing percentage of new members joining on a pay-as-you-go basis and the lower retention rate of those members. This member count and comparison to the prior year reflects the Company’s current definition of membership, which includes members whose balances are past due by up to 90 days. The Company’s previous definition included past due accounts of up to 180 days. The current definition reflects the results of management’s analysis to better understand collection trends by member classification. These results indicated that members with accounts more than 90 days past due were not likely to become current and are therefore excluded from our member statistics.
     Third-Quarter 2005 Financial Results
     For the third quarter ended September 30, 2005, net revenues were $261.8 million, down slightly from $264.8 million a year ago, primarily as a result of a 2 percent decline in membership revenue based on a 1 percent decrease in the average number of members in the 2005 quarter, as well as a 1 percent decrease in average revenue per member. This was offset, in part, by continued growth in personal training revenue, up 6 percent in the quarter, versus the same period a year ago.
     Operating income for the third quarter was $18.8 million versus $23.0 million in 2004, primarily reflecting write-downs of retail inventory increased, information technology expenses, and an increase of $3.0 million in costs incurred in connection with the restatements and related investigations and litigation. Membership services expense continued on a positive trend, down 1.5 percent from 2004. The company reported a net loss for the quarter of $1.6 million, or a loss of $0.05 per share, compared with net income of $6.8 million, or $0.21 per share in 2004.
     Commenting on the quarter, Mr. Toback said, “Our stringent focus on cost management in the third quarter was, unfortunately, more than offset by a number of costs associated with investing in information technology upgrades and all of the costs associated with restating our financials and complying with the Sarbanes-Oxley Act. Flat revenue for the period reflects the transitional effects on our business model of our new initiatives. However, we believe as our new marketing campaign kicks off and improved service takes hold throughout the clubs, customer satisfaction and retention will improve, as will customer referrals from existing members, driving future revenue growth and, ultimately, greater profitability.”
     Mr. Toback continued, “While total membership is up only slightly from the beginning of the year, we’re encouraged by early indications of our new initiatives, which we believe are beginning to gain traction. Our consumer-friendly Build Your Own Membership program was introduced in smaller markets during the first half of the year, with rollout in larger markets, such as Chicago, Los Angeles, and New York, from August through October. As a result, the expected impact of this new initiative in our largest markets is not yet reflected in these numbers. Improving our membership retention is a top priority and we remain squarely focused on initiatives to achieve this goal.”
     Cash and Liquidity
     As of November 30, 2005, Bally had $40 million of borrowings and $13.9 million in letters of credit outstanding under its $100 million revolving credit facility. As of September 30, 2005, Bally had $20 million of borrowings and $13.9 million in letters of credit issued under its $100 million revolving credit facility.
     Beginning in August 2005, the Company drew more heavily on its revolving credit facility. This utilization is primarily related to the $14.9 million payment arising out of an arbitration dispute with Household Credit, $8.0 million paid for consents to bondholders and banks relating to extending financial reporting deadlines, $3.5 million paid to professional advisors in connection with the restatements, and the October 17, 2005 interest payment on the 9 7/8% Senior Subordinated Notes.
     2004 Vs. Restated 2003 Financial Results
     For the year ended December 31, 2004, net revenues, bolstered by record memberships sold and record personal training revenue, were $1,048.0 million, up 4.5 percent, compared with restated net revenues of $1,002.9 million in 2003, which included a one-time revenue increase of $11 million from the sales of written-off accounts. During 2004, average monthly membership revenue recognized per member was relatively stable at $19.17 versus $19.11 in the prior-year period. The average number of monthly members grew 2 percent to 3.697 million, compared with 3.622 million average monthly members in 2003. The Company also saw a significant increase in personal training revenue, up 26 percent.

     Operating income in 2004 was $38.2 million, up $77.1 million from a 2003 restated operating loss of $38.9 million. The operating income improvement is the result of the aforementioned $45.1 million increase in revenue as well as a $58.9 million decrease in impairment charges against long-lived assets and goodwill.
     Also, in 2004 operating income before non-cash impairment charges of $15.2 million was $53.4 million, up 52 percent compared with the prior year. Impairment charges of $74.1 million in 2003 were primarily related to the Company’s Crunch Fitness division acquired in December 2001. The Company believes this non-GAAP financial metric more accurately reflects results of operations in 2004 compared to the prior year because of the significant non-cash impairment charges that occurred in 2003. The Company reported a lower net loss of $30.3 million, or $0.92 per share, for the year-end 2004 compared with a restated 2003 net loss of $106.0 million, or $3.24 per share.
     In 2004, the Company had record numbers of new joining members, up 21 percent compared with 2003. New memberships sold in 2004 were also significantly higher, up 6.3 percent versus 2003. The total number of members at year-end 2004 was 3.645 million versus 3.616 million in 2003, with both member counts now reflecting the stricter delinquency period for inclusion, as explained earlier.
     Strategic Initiative
     The Company also announced today its Board of Directors has retained J.P. Morgan Securities Inc., to explore a range of strategic alternatives to enhance shareholder value. Such alternatives may include, but are not limited to, a recapitalization, the sale of securities or assets of the Company or the sale or merger of Bally Total Fitness with another entity or strategic partner. J.P. Morgan Securities Inc., will work in collaboration with The Blackstone Group, which has been advising Bally for the past 10 months, in providing strategic advisory services to the Company. Bally Total Fitness said there can be no assurances that any transaction will occur.
     Restated 2003 and 2002 Results
     The Company also completed its restatement of historical results for years 2000 through 2003, which reflects the correction of numerous errors in our previous financial accounting and reporting. The more than two dozen restatement items included corrections related to the recognition of revenue, valuation adjustments of long-lived assets and goodwill and other intangible assets, lease accounting and income taxes.
     These restatement adjustments resulted in an increase in previously reported net loss of approximately $96.4 million for the year ended December 31, 2002 and a decrease of $540 million in net loss for the year ended December 31, 2003. The decrease in 2003 reported net loss includes the reversal of the cumulative effect of a change in accounting previously reported in 2003 of $581 million. The Company also increased the January 1, 2002 opening accumulated stockholders’ deficit by $1.7 billion to recognize the effects of corrections in financial statements prior to 2002.
     For a comparison of restated and previously reported results, see the Company’s Annual Report on Form 10-K, which has been filed with the SEC. It can also be viewed on Bally’s website at www.ballytotalfitness.com.

     About Bally Total Fitness
     Bally Total Fitness is the largest and only nationwide commercial operator of fitness centers in the U.S., with nearly 440 facilities located in 29 states, Mexico, Canada, Korea, China and the Caribbean under the Bally Total Fitness(R), Crunch Fitness(SM), Gorilla Sports(SM), Pinnacle Fitness(R), Bally Sports Clubs(R) and Sports Clubs of Canada(R) brands. Bally offers a unique platform for distribution of a wide range of products and services targeted to active, fitness-conscious adult consumers.
     Safe Harbor Statement
     Forward-looking statements in this release including, without limitation, statements relating to the Company’s plans, strategies, objectives, expectations, intentions, and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: the outcome of the SEC and Department of Justice investigations; the communication by Bally’s management and independent auditors of the existence of material weaknesses in internal controls over financial reporting; general economic and business conditions; competition; success of operating initiatives, advertising and promotional efforts; existence of adverse publicity or litigation (including various shareholder litigations) and the outcome thereof and the costs and expenses associated therewith; acceptance of new product and service offerings; changes in business strategy or plans; availability, terms and development of capital; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations; ability to remain in compliance with, or obtain waivers under, the Company’s loan agreements and indentures; the ability to maintain existing or obtain new sources of financing, on acceptable terms or at all, to satisfy the Company’s cash needs and obligations; and other factors described in filings of the Company with the Securities and Exchange Commission.

Bally Total Fitness Holding Corporation
Financial Highlights
Note: The following is a summary of financial data provided in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and Form 10-Q for the period ended September 30, 2005. Please refer to these filed documents for a complete explanation of the Company’s current results and restatements for 2000 through 2003.

	Nine months ended		Year ended
	September 30,		December 31,
	2005	2004	2004	2003

	(in thousands, except per share, per member and number of fitness centers data)
Net revenues
Membership	$657,540	$638,974	$850,541	$830,511
Personal training	97,034	93,559	125,441	99,355

Membership services revenue	754,574	732,533	975,982	929,866
Retail products	40,251	42,048	53,340	55,266
Miscellaneous	12,664	14,720	18,666	17,739

Net revenues	807,489	789,301	1,047,988	1,002,871
Operating costs and expenses
Membership services	546,195	561,057	732,741	726,231
Retail products	40,561	40,399	54,496	57,493
Advertising	45,795	49,352	61,602	53,503
Information technology	17,373	14,256	18,288	12,507
Other general and
administrative	45,471	35,601	57,689	41,139
Depreciation and amortization	50,397	52,232	69,779	76,767

	745,792	752,897	994,595	967,640

Operating income before impairment charges	61,697	36,404	53,393	35,231
Impairment of goodwill and other intangibles			405	54,505
Asset impairment charges			14,772	19,605

Operating income (loss)	61,697	36,404	38,216	(38,879)
Other income (expense)
Interest expense, net	(60,588)	(49,266)	(67,201)	(62,585)
Foreign exchange gain (loss)	1,187	473	1,578	2,371
Other, net	272	(232)	(1,998)	(2,479)

	(59,129)	(49,025)	(67,621)	(62,693)

Income (loss) from continuing operations before income taxes	2,568	(12,621)	(29,405)	(101,572)
Income tax provision	776	638	851	1,102

Income (loss) from continuing operations	1,792	(13,259)	(30,256)	(102,674)
Discontinued operations
Loss from discontinued operations				(981)
Loss on disposal				(1,699)

Loss from discontinued operations	—	—	—	(2,680)

Income (loss) before cumulative effect of change in accounting principles	1,792	(13,259)	(30,256)	(105,354)
Cumulative effect of change in accounting principle				(626)

Net income (loss)	$1,792	$(13,259)	$(30,256)	$(105,980)

Net income (loss) per common share	$0.05	$(0.40)	$(0.92)	$(3.24)
Summary cash flow data
Cash provided by operating activities	$22,448	$39,017	$36,124	$89,877
Cash used in investing activities	$(23,193)	$(38,678)	$(50,241)	$(48,211)
Cash provided by (used in) financing activities	$(6,030)	$10,582	$19,223	$(38,142)
Operating data Average monthly membership revenue recognized per member	$19.70	$19.17	$19.17	$19.11
Average number of members during the period	3,708	3,704	3,697	3,622
Number of members at end of period	3,676	3,708	3,645	3,616
Number of members joined during the period	951	911	1,165	965
Fitness centers operating at end of period	412	414	416	417

BALLY TOTAL FITNESS HOLDING CORPORATION
Condensed Consolidated Balance Sheets
(In thousands)

	September 30	December 31
	2005	2004
	(Unaudited)
ASSETS
Current assets:
Cash	$12,763	$19,177
Deferred income taxes 471 Other current assets	33,975	30,239

Total current assets	$46,738	$49,887
Property and equipment, less accumulated depreciation and amortization of $754,599 and $713,222	335,217	361,863
Goodwill, net	41,732	41,698
Intangible assets, less accumulated amortization of $22,759 and $21,565	9,537	9,933
Other assets	6,706	7,909
	46,165	28,279

	$486,095	$499,569

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$47,425	$51,373
Income taxes payable	1,702	1,399
Deferred income taxes	681	—
Accrued liabilities	97,351	111,226
Current maturities of long-term debt	15,707	22,127
Deferred revenues	325,403	323,271

Total current liabilities	488,269	509,396
Long-term debt, less current maturities	743,816	737,432
Deferred rent liability	102,874	101,911
Deferred income taxes	800	1,637
Other liabilities	29,940	21,580
Deferred revenues	583,786	601,889
Total liabilities	1,949,485	1,973,845

Stockholders’ equity (deficit)	(1,463,390)	(1,474,276)

	$486,095	$499,569

CONTACT:	Bally Total Fitness Corporation
Janine Warell (Investors), 773-864-6897
or
Matt Messinger (Media), 773-864-6850
www.ballyfitness.com